SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                            FORM 11-K

         X   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

             For the fiscal year ended June 25, 1993

                               OR

        _  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

 For the transition period from _____________  to ______________

                   Commission File No. 0-8564


              DEFERRED PROFIT-SHARING AND EMPLOYEE
                      STOCK OWNERSHIP PLAN
                               AND
                  PAYROLL STOCK OWNERSHIP PLAN
                    (Full Title of the Plan)



               NEW ENGLAND BUSINESS SERVICE, INC.
                         500 Main Street
                  Groton, Massachusetts  01471
     (Name of Issuer of Securities held pursuant to the Plan and address of its principal executive office)


                         (508) 448-6111
                       (Telephone Number)
     Pursuant to General Instruction E of Form 11-K, the Plan elects to file the following financial statements and schedules in paper format under cover of Form SE:

     New England Business Service, Inc. Deferred Profit-Sharing and Employee Stock Ownership Plan Financial Statements for the Years Ended June 25, 1993 and June 26,
     1992,Supplemental Schedules for the Year Ended June 25,
     1993 and Independent Auditors' Report

     New England Business Service, Inc. Payroll Stock Ownership
     Plan Financial Statements for the Years Ended June 25, 1993 and June 26, 1992, Supplemental Schedules for the Year
     Ended June 25, 1993 and Independent Auditors' Report

     Consent of Deloitte & Touche

                           SIGNATURES


     Pursuant to the requirements of Section 15(d) of the Securities Exchange Act of 1934, the Committee administering the
Plans has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                   Deferred Profit-Sharing and
                                   Employee Stock Ownership Plan
                                   and Payroll Stock Ownership
                                        Plan



Date:     May 26, 1994          By: /s/ Richard H. Rhoads
                                        Richard H. Rhoads


                                    /s/ William C. Lowe

             William C. Lowe


                                    /s/ Russell V. Corsini, Jr.
                                        Russell V. Corsini, Jr.


                                   /s/ Sally C. Davis
                                       Sally C. Davis